Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Crawford United Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Shares, without par value	457(c)	350,000(2)	$28.565	$9,997,750	0.0001476	$1,475.67
Total Offering Amounts					$9,997,750		$1,475.67
Total Fee Offsets							-
Net Fee Due							$1,475.67

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Class A common shares, without par value (“Class A Common Shares”), of Crawford United Corporation (the “Registrant”) which may be offered or issued in respect of the securities identified in the table above by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding Class A Common Shares of the Registrant.

(2)	Represents the number of the Registrant’s Class A Common Shares reserved for issuance under the Crawford United Corporation 2023 Omnibus Equity Plan.

(3)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The calculation of the proposed maximum offering price of the Class A Common Shares was based on the average of the high and low prices for the Class A Common Shares on November 20, 2023, as reported on the OTC Pink Open Market.